UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

February 24, 2011

Paladin Realty Income Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-51860	20-0378980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Blvd., Suite 1400, Los Angeles, California 90024

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 996-8704

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2011, Michael B. Lenard notified the board of directors (the “Board”) of Paladin Realty Income Properties, Inc. (the “Company”) that he will resign as a director of the Company effective March 4, 2011.

Mr. Lenard’s decision to resign was made in consultation with the other members of the Board, who have considered reducing the number of directors from six to five following the resignation of an “independent director” (as defined in Article II of the Company’s Second Articles of Amendment and Restatement or the “Charter”), Harvey Lenkin, on January 3, 2011, as previously reported on a Form 8-K filed January 5, 2011.

The Board deemed the reduction of the number of directors the appropriate means of complying with Section 5.2(e) of the Charter and Section 3.1 of the Company’s Amended and Restated Bylaws, which both require a majority of the members of the Board to be independent directors, except for a period of 60 days after the death, removal or resignation of an independent director. Mr. Lenard does not meet the requirements of an independent director. His resignation will allow the three remaining independent directors to constitute a majority.

At the time of his resignation, Mr. Lenard had no disagreements with the Company. At the Company’s request, Mr. Lenard will continue to serve in his capacities as Executive Vice President, Secretary and Counselor and will devote such portion of his time to the Company’s affairs as is required for the performance of his surviving duties.

Item 8.01.	Other Events.

On February 24, 2011, the dividend committee of the Company’s board of directors of declared cash distributions for the month of March 2011. The declared distributions will be calculated based on stockholders of record each day during such month at a rate of $0.0016438 per day and will equal a daily amount that, if paid each day for a 365-day period, would equal a 6.0% annualized rate based on a share price of $10.00. These distributions will be aggregated and paid in cash on April 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALADIN REALTY INCOME PROPERTIES, INC.

Date: March 3, 2011	By:	/S/ JOHN A. GERSON
John A. Gerson Chief Financial Officer